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                                     EXHIBIT 15.3

                           THE HARTFORD MUTUAL FUNDS, INC.

                        The Hartford Capital Appreciation Fund
                        The Hartford Dividend and Growth Fund
                    The Hartford International Opportunities Fund
                               The Hartford MidCap Fund
                           The Hartford Small Company Fund
                               The Hartford Stock Fund
                              The Hartford Advisers Fund
                        The Hartford Bond Income Strategy Fund
                            The Hartford Money Market Fund

                                  DISTRIBUTION PLAN

                                    CLASS B SHARES

                                    JULY 22, 1996
                               AS AMENDED AND RESTATED
                        AUGUST 22, 1997 AND DECEMBER 31, 1997

                                 ARTICLE I.  THE PLAN

This Distribution Plan (the "Plan") sets forth the terms and conditions on which The Hartford Mutual Funds, Inc. (the "Company"), on behalf of The Hartford Capital Appreciation Fund, The Hartford Dividend and Growth Fund, The Hartford International Opportunities Fund, The Hartford MidCap Fund, The Hartford Small Company Fund, The Hartford Stock Fund, The Hartford Advisers Fund, The Hartford Bond Income Strategy Fund and The Hartford Money Market Fund, Inc. (the "Funds," individually, a "Fund"), each a series of the Company, and on behalf of class B shares of each such Fund (hereinafter, the "Class B shares"), will, after the effective date hereof, pay certain amounts to Hartford Securities Distribution Company, Inc. (the "Distributor") in connection with the provision by the Distributor, of certain services to the Funds and their Class B shareholders, as set forth herein. Certain of such payments by a Fund may, under Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "Act"), be deemed to constitute the financing of distribution by a Fund of its Class B shares. This Plan describes all material aspects of such financing as contemplated by the Rule and shall be administered and interpreted, and implemented and continued, in a manner consistent with the Rule.


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                    ARTICLE II.  DISTRIBUTION AND SERVICE EXPENSES

Each Fund shall pay to the Distributor a fee in the amount specified in Article III hereof. Such fee may be spent by the Distributor on any activities or expenses primarily intended to result in the sale of Class B shares of the Funds, including, but not limited to the payment of Distribution Expenses (as defined below) and Service Expenses (as defined below). Distribution Expenses include, but are not limited to, (a) payment of initial and ongoing commissions and other payments to brokers, dealers, financial institutions or others who sell each Fund's shares; (b) compensation to employees of the Distributor; (c) compensation to and expenses, including overhead such as communications and telephone, training, supplies, photocopying and similar types of expenses, of the Distributor incurred in the printing and mailing or other dissemination of all prospectuses and statements of additional information; (d) the costs of preparation, printing and mailing of reports used for sales literature and related expenses, advertisements and other distribution-related expenses (including personnel of the Distributor).

"Service Expenses" shall mean fees for activities covered by the definition of "service fee" contained in Article III, Section 26(b) of the Rules of Fair Practice of the National Association of Securities Dealers, Inc., which provides that service fees shall mean payments by an investment company for personal service and/or the maintenance of shareholder accounts.

                          ARTICLE III.  MAXIMUM EXPENDITURES

The expenditures to be made by each Fund pursuant to this Plan, and the basis upon which such expenditures will be made, shall be determined by each Fund, and in no event shall such expenditures exceed 1.00% of the average daily net asset value of the Class B shares of any Fund (determined in accordance with each Fund's prospectus as from time to time in effect) on an annual basis to cover Distribution Expenses and Service Expenses. Up to 0.25% may be used to cover Service Expenses. All such expenditures shall be calculated and accrued daily and paid monthly or at such other intervals as the Board of Directors shall determine. In the event the Distributor is not fully reimbursed for payments made or other expenses incurred by it under this Plan, the Distributor shall be entitled to carry forward such expenses to subsequent fiscal years for submission to the Class B shares of the applicable Fund for payment, subject always to the annual maximum expenditures set forth in this Article III; provided, however, that nothing herein shall prohibit or limit the Directors from terminating this Plan and all payments hereunder at any time pursuant to
Article VIII hereof. While no fund is liable for unreimbursed distribution expenses, in the event of discontinuation or termination of this Plan as to any Fund(s), the Board may consider the appropriateness of having the Class B shares of such Fund(s) reimburse the Distributor for the then outstanding carry forward amounts plus interest thereon to the extent permitted by applicable law from the effective date of the Plan.

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                       ARTICLE IV.  EXPENSES BORNE BY THE FUNDS

Notwithstanding any other provision of this Plan, the Company, each Fund and its administrator, may bear the respective expenses to be borne by them under any administrative services agreement, as from time to time in effect under the Company's current prospectus. Except as otherwise contemplated by this Plan, the Company, and each Fund shall not, directly or indirectly, engage in financing any activity which is primarily intended to or should reasonably result in the sale of shares of any Fund.

It is recognized that the costs of distributing Fund's shares may exceed the sum of all sales charges collected on sales of Fund shares and reimbursements made by the Fund pursuant to Article III of this Plan. In view of this, if and to the extent that any investment management and administration fees paid by a fund might be considered as indirectly financing any activity which is primarily intended to result in the sale of the Fund's shares, the payment by that Fund of such fees hereby is authorized under this Plan.

              ARTICLE V.   APPROVAL BY BOARD OF DIRECTORS, SHAREHOLDERS

This Plan shall not take effect with respect to a Fund until: (a) it has been approved by the vote of the majority of the outstanding voting Class B shares of a Fund; and (b) it has been approved, together with any related agreements, by votes cast in person at a meeting called for the purpose of voting on this Plan and any such related agreements, of a majority of both (i) the Directors of the Company and (ii) those directors who are not "interested persons" of the Company and have no direct of indirect financial interest in the operation of this Plan or any agreements related to it (the "Independent Directors").

                               ARTICLE VI.  CONTINUANCE

This Plan and any related agreement shall continue in effect with respect to each Fund until July 21, 1997, and shall continue thereafter in full force and effect for successive periods of up to one year provided such continuance is specifically approved at least annually in the manner provided for in Article V.

                              ARTICLE VII.  INFORMATION

The Distributor shall provide the Board of Directors and the Board of Directors, and, in particular, the Independent Directors, shall review, in the exercise of their fiduciary duties, at least quarterly, a written report of the amounts expended with respect to the Class B shares of each Fund by the Distributor under this Plan and the Principal Underwriting Agreement and the purposes for which such expenditures were made.

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                              ARTICLE VIII.  TERMINATION

This Plan may be terminated with respect to any Fund (a) at any time by vote of a majority of the Independent Directors, or a majority of the applicable Fund's outstanding voting Class B shares, or (b) by the Distributor on 60 days' notice in writing to the applicable Fund(s).

Termination or discontinuance of the Plan with respect to the Class B shares of one Fund shall not affect the continued effectiveness of this Plan with respect to the Class B shares of any other Fund.

                               ARTICLE IX.  AGREEMENTS

Each agreement with any person relating to implementation of this Plan shall be in writing, and each agreement related to this Plan shall provide:

(a) That, with respect to each Fund, such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Directors or by vote of a majority of the Fund's then outstanding voting Class B shares.

(b) That such agreement shall terminate automatically in the event of its assignment.

                                ARTICLE X.  AMENDMENTS

This Plan may not be amended to increase materially the maximum amount of the fees payable by any Fund hereunder without the approval of a majority of the outstanding voting Class B shares of the applicable Fund. No material amendment to the Plan shall, in any event, be effective unless it is approved by the Board of Directors in the same manner as is provided for in Article V.

                        ARTICLE XI.  PRESERVATION OF DOCUMENTS

The Company shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made to the Board for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

                        ARTICLE XII.  LIMITATION OF LIABILITY

No series of the Company shall be responsible for the obligations of any other series of the Company.

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                         ARTICLE XIII. SELECTION OF DIRECTORS

While this Plan is in effect, the selection and nomination of Directors who are not interested persons of the Company shall be committed to the discretion of the Board of Directors who are not interested persons of the Company.

                              ARTICLE XIV. DEFINED TERMS

As used in this Plan, the terms "majority of the outstanding voting Class B shares" shall have the same meaning as the phrase "majority of the outstanding voting securities" has in the Act, and the phrase "interested person" shall have the same meaning as that phrase has in the Act.

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IN WITNESS WHEREOF, the Company, on behalf of each Fund, has executed this
Distribution Plan effective as of the 22nd day of July, 1996, as amended and restated as of the 22nd day of August, 1997, and as of December 31, 1997 in Hartford, Connecticut.

                          The Hartford Mutual Funds, Inc., on behalf of

                          The Hartford Capital Appreciation Fund
                          The Hartford Dividend and Growth Fund
                          The Hartford International Opportunities Fund The Hartford MidCap Fund
                          The Hartford Small Company Fund
                          The Hartford Stock Fund
                          The Hartford Advisers Fund
                          The Hartford Bond Income Strategy Fund
                          The Hartford Money Market Fund

                          By:
                             ---------------------------------
                          Joseph H. Gareau
                          President

                          Hartford Securities Distribution Company, Inc.

                          By:
                             --------------------------------
                          Peter W. Cummins
                          Vice President